EXHIBIT 10.11



PFI PHARMACEUTICAL FORMULATIONS, INC



October 2, 2000




Mr. James C. Ingram
Apartment 920
265 Union Boulevard
St. Louis, MO 63108

Dear Jim:

I am pleased to confirm the offer extended to you for the position of President and Chief Operating Officer at Pharmaceutical Formulations, Inc. ("PFI").

Your initial monthly salary will be $16,667, payable on PFI's normal payment dates. You will be entitled to up to ten (10) days vacation during your first year of employment and up to fifteen (15) days vacation each year thereafter, which will accrue in accordance with Company policy.

You will be either provided with or reimbursed the cost of an apartment in New Jersey for the first three months of your employment. Also, during the first three months of your employment, you will be reimbursed for the cost of coach airfare to and from St. Louis, up to $1 ,000 per month.

You will be entitled to participate in the Company's standard benefits package which currently includes: 401(k), medical, dental, vision, prescription drug, life insurance, disability and flexible spending. Participation is subject to the terms of the applicable plans (including any waiting periods for participation). A brief summary is attached.

You will be granted a stock option for 75,000 shares of PFI's common stock in accordance with the applicable stock option plan at the market price of such stock as of your employment commencement date exercisable in accordance with the applicable stock option plan. This award is subject to approval by PFI's Board of Directors.

Your employment is contingent upon successful completion of: employment and reference checks, a pre-employment physical, which includes a drug screen and verification that you are eligible to work in the United States under INS rules. Your employment is also contingent upon your signing PFI's confidentiality agreement. The form of agreement is attached.

Your employment may be terminated at any time upon notice to you.

Please sign and promptly return this letter to me to confirm your acceptance of this offer and your availability to start work on 10/10/2000. If you have any questions regarding PFI's offer, please do not hesitate to contact me. We look forward to a mutually successful and beneficial relationship.

Sincerely,


Pharmaceutical Formulations, Inc.

/s/ John L. Oram

John L. Oram
Chairman


/kl

AGREED AND ACCEPTED


/S/ JAMES C. INGRAM                                     Date:  OCTOBER 10, 2000
------------------------                                       ----------------
James C. Ingram

PFI PHARMACEUTICAL FORMULATIONS, INC



                                                                    May 17, 2001



Mr. James Ingram
2905 Fox Run Drive
Plainsboro. NJ 08S36

Dear Jim:

We refer to our letter to you of October 10, 2000 (the "Agreement").

As you are aware, Pharmaceutical Formulations, Inc. ("PFI") has appointed Josephthal & Co. Inc., a New York based investment banking firm, to explore the best strategic options for PFI and will continue to have discussions with potential investors or merger partners in at least the first half of 2001.

In light of the uncertainty of PFI's situation, and because Management wishes to give you some comfort in your continued employment, in the event that ICC's majority interest in PFI is sold and the buyer does not wish to continue your services, PFI will continue to pay your salary for a period of twelve (12) months from the date that PFI receives advice of your termination from the new owners.

In the event that PFI is not sold or remains substantially with the same controlling shareholder, should PFI terminate your employment for any reason other than cause ("cause" meaning dereliction of duty; fraud; willful misconduct toward PFI; misuse or misappropriation of PFI's proprietary information; or your conviction of a felony or plea of nolo contendere thereto), your voluntary resignation, death or disability continuing for more than six months, you will receive six months' written notice of termination. During that six month notice period, you will be able to take the reasonable time necessary to attend interviews and search for alternative employment. If you wish to accept other employment within six months of your notice of termination of employment at PFI. PF1 will work with you to enable you to accept such employment at the time required by your new employer. In the event that you take up other employment during the six month notice period. PFI will continue to pay your salary for the six month period. In the event that you do not obtain other employment by the end of the six month period, PFI will continue to pay you your normal base salary until you are employed, up to a maximum of another six months.

All other terms and conditions of the Agreement shall remain in full force and effect.


                                             Very truly yours,

                                             PHARMACEUTICAL FORMULATIONS, INC.


                                             By: /S/ JOHN L. ORAM
                                                 ----------------------------
                                                 John L. Oram
                                                 Chairman of the Board

                     PFI PHARMACEUTICAL FORMULATIONS, INC.
                     460 PLAINFIELD AVENUE, EDISON, NJ 08818
                        TEL 732-985-7100 FAX 732-819-3330



                                                                    July 5, 2001



Mr. James Ingram
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Dear Jim:

This letter will confirm certain modifications to the terms and conditions of your employment, as outlined in our letters of October 2, 2000 and May 17, 2001. These modifications will take effect as of August 1, 2001.

As you know, Pharmaceutical Formulations. Inc. (the "Company") has initiated the activity necessary to have a rights offering to its stockholders, as outlined in its recent Press Release. In preparing for this stock issue, the Company will be evaluating all of the options and grants to employees, making modifications as it deems appropriate. As part of this consideration, non-executive directors shall recommend a stock option for you of not less than 250,000 shares of common stock at that time, under the Company's stock option plan, and a stock grant to you of not less than 50,000 common shares. The option shall be qualified to the extent possible.

Effective August 1, 2001, your compensation and benefits will be modified as follows:
Your salary will increased to $250,000 per annum. You may be entitled to a performance bonus as the Board of Directors, in its sole discretion, may elect to pay based upon the Company's results and its qualitative assessment of your contribution to the Company. You will receive a car allowance of $600 per month.

The following provisions outlined in our letter dated October 2, 2000 will no longer apply as of August 1, 2001: "You will be either provided with or reimbursed the cost of an apartment in New Jersey for the first three months of your employment. Also, during the first three months of your employment, you will be reimbursed for the cost of coach airfare to and from St. Louis, up to $1000 per month."

The Company will pay to you the amount of $25,000 upon your relocation to New Jersey, to compensate you for the cost of your move.

All other terms and conditions of your employment shall remain in full force and effect.


                                               Very truly yours,

                                               PHARMACEUTICAL FORMULATIONS, INC.


                                               By: /S/ JOHN L. ORAM
                                                   --------------------------
                                                   John L. Oram
                                                   Chairman of the Board

The foregoing is accepted and agreed to


/S/ JAMES C. INGRAM
--------------------------------
James Ingram